EXHIBIT 23.2
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         CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
         --------------------------------------------------------




The Board of Trustees
AMLI Residential Properties Trust
and Plan Administrators
AMLI Residential Properties 401(k) Plan


We consent to the incorporation by reference in the registration statement on Form S-8 of AMLI Residential Properties Trust and AMLI Residential Properties 401(k) Plan dated June 28, 2005 of our report dated June 20, 2005, with respect to the statement of net assets available for benefits of AMLI Residential Properties 401(k) Plan as of December 31, 2003, and the related statement of changes in net assets available for benefits for the years ended December 31, 2003 and 2002, which report appears in the December 31, 2004 annual report on Form 11-K of AMLI Residential Properties 401(k) Plan.







Chicago, Illinois
June 28, 2005